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                                  EXHIBIT 99.1
                                  PRESS RELEASE


ASHFORD.COM COMPLETES ACQUISITION OF JASMIN.COM


    HOUSTON, Jan. 17 /PRNewswire/ -- Ashford.com (Nasdaq: ASFD), the leading Internet retailer of luxury and premium products, today announced that it has completed its acquisition of Jasmin.com of New Canaan, CT. On January 7, 2000, Ashford.com announced a definitive agreement to acquire privately-held Jasmin.com, an e-commerce site specializing in prestige fragrances. Jasmin.com's direct relationships with nearly 300 of the world's most prestigious fragrance brands are expected to expand and complement Ashford.com's growing portfolio of luxury brand offerings. The agreement also brings Ashford.com unique content features and a talented management team of fragrance experts who will join Ashford.com and assume responsibility for managing its fragrance business.

    Company Background
    Ashford.com is the leading Internet retailer of luxury and premium products. The company's e-commerce site, located at HTTP://WWW.ASHFORD.COM, offers a vast selection of diamonds and more than 13,000 styles of new and vintage watches, designer jewelry, fragrance, bath and body products, leather accessories, ties, scarves, sunglasses and writing instruments from more than 300 leading brands. Dedicated to creating a comfortable and safe shopping environment, Ashford.com offers customers the Ashford.com Protection PlusTM policy, which provides best-in-industry warranties, privacy and security. Ashford.com is headquartered in Houston, Texas.

    Forward Looking Statements
    This release contains forward looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, including statements regarding Ashford.com's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding future sales, market growth and competition. All forward looking statements are based upon information available to Ashford.com as of the date of the statement, and Ashford.com assumes no obligation to update any such forward looking statement. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the failure of systems associated with order fulfillment; changes in product mix; inventory risks due to shifts in market demand; continued competitive factors and pricing pressures; and market responses to pricing actions and promotional programs. Actual results could differ materially from Ashford.com's current expectations. Further information on the factors and risks that could affect



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Ashford.com's financial
results are included in its filings with the Securities and Exchange Commission, including the quarterly report on Form 10Q for the quarter ended September 30, 1999 and the Form 10-Q for the quarter ended December 31, 1999 to be filed shortly.

    Ashford, Ashford.com and Ashford.com Protection Plus are trademarks of Ashford.com. All other marks are the property of their respective owners.

SOURCE  Ashford.com

CONTACT: Stephanie Gnibus of Gnibus Public Relations,
408-776-9727, or email, stephanie@gnibus.com; or Wendy McCarthy of McCarthy & Company, 650-961-9202, or email, wendy@mccarthyandco.com, both for Ashford.com

NOTE TO EDITORS: a copy of this press release can be found at http://www.ashford.com/pressrelease.